EXHIBIT 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME RECEIVES NOTICE OF NON-COMPLIANCE
WITH NYSE MINIMUM SHARE PRICE LISTING RULE

NEW YORK, August 23, 2011 – General Maritime Corporation (NYSE: GMR) announced today that on August 22, 2011, it received notice from the New York Stock Exchange, Inc. (the “NYSE”) that the Company is no longer in compliance with the NYSE’s continued listing standards because the per share price of the Company’s common stock has fallen below the NYSE’s share price requirements. The NYSE requires the average closing price of a listed company’s common stock to be at least $1.00 per share over a consecutive 30 trading-day period.

Subject to the NYSE’s rules, the Company has six months from the date of its receipt of the NYSE notice to regain compliance with the minimum share price rule, or until the Company’s next annual meeting of shareholders, if shareholder approval is required to cure the price deficiency (as would be the case for a reverse stock split). During that time, the Company’s common stock will continue to be listed and will trade on the NYSE, subject to the Company’s continued compliance with the NYSE’s other applicable listing rules.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission (“SEC”) reporting requirements, and does not conflict with any of the Company’s credit agreements or other debt obligations.

The Company expects to notify the NYSE of its intention to cure this deficiency, including by effecting a reverse stock split, if necessary. Any reverse stock split would be subject to the approval of the Company’s Board of Directors and shareholders.

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers – seven VLCC, nine Aframax, twelve Suezmax tankers, two Panamax and one product tanker – with a total carrying capacity of approximately 5.2 million dwt. The Company also has three product tankers that are chartered-in with options to purchase the vessels. The Company controls tonnage totaling 5.3 million dwt, including the owned fleet and the chartered-in fleet.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations and include factors that, in the Company’s view, could cause actual results to differ materially from the forward-looking statements contained in this press release. In particular, although the Company intends to regain compliance with the NYSE’s continued listing standards, there can be no assurance that the Company will be able to do so. This could result in a delisting of the Company’s common stock from the NYSE. Other factors that could cause actual results to differ materially from the forward-looking statements contained in this press release are listed from time to time in the Company’s filings with the SEC, including, without limitation, the Company’s Current Report on Form 8-K dated August 23, 2011, its Annual Report on Form 10-K for the year ended December 31, 2010, and its subsequent reports on Form 10-Q and Form 8-K.

This press release is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell any securities of the Company.

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